November 20, 2013

Darin Janecek

308 Copperfield Drive

Delafield, WI 53018

VIA HAND DELIVERY

RE:

Separation Agreement

Dear Darin:

This will confirm our offer concerning the separation of your employment with ARI Network Services, Inc. (“Company”) which is effective November 18, 2013 (“Separation Date”).  In connection with the separation, the Company offers you the following benefits:

(1)

Unconditional Assistance Benefits.  Whether or not you choose to sign this agreement and accept the terms it contains or, having done so, exercise your rights to revoke your acceptance of these terms (described more fully in Paragraph 4(D), below), the following circumstances will apply to you:

(A)

The Company will pay you your regular base wages through the Separation Date;

(B)

The Company will pay you for any accrued vacation that you have not used as of the Separation Date;

(C)

The Company will pay you the bonus, if any, earned by you for the first quarter of the Company’s 2014 fiscal year pursuant to the terms of the applicable bonus plan and Compensation Committee approval, and, if you are entitled to such bonus payment, it will be paid to you by the Company at the same time as such first-quarter bonus payments are made to other similarly situated employees of the Company.  You are not eligible to receive any other bonus or incentive compensation from the Company;

(D)

You will retain all your vested rights, if any, as of the Separation Date in the Company’s 401(k) plan and will receive all payments due you under the terms of that plan; and

(E)

The Company will provide you with the right to participate, at your own expense, in the Company’s group health insurance plan in accordance with the mandates of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).

All payments described in Paragraphs 1(A), (B) and (C), above, will be subject to normal deductions for income and employment taxes.

ARI NETWORK SERVICES, INC 10850 W. Park Place • Suite 1200 Milwaukee, WI 53224 414.973.4300 • Fax: 414-973-4357 www.arinet.com	CALIFORNIA 6101 Ball Road • Suite 309 Cypress, CA 90630 714.220.6300 • Fax: 714.821.3906	VIRGINIA 2900 Sabre Street • Suite 50 Virginia Beach, VA 23452 757.233.8301 • Fax: 757.233.8300	INDIANA 4620 Williamsburg Station Road Floyds Knobs, IN 47119 866.951.6686	ARI EUROPE B.V. Schipholweg 101L • 2316 XC Leiden The Netherlands 31 71 5248030 • Fax: 31 71 5248060 www.arinet.eu

(2)

Conditional Assistance Benefits. In consideration of your undertakings set forth in Paragraph 3, below, and conditioned upon (i) your acceptance of the terms contained in this agreement, and (ii) your decision not to exercise your revocation rights (described in Paragraph 4(D), below), you will receive the following additional assistance benefits:

(A)

The Company will pay you, as severance, the pre-tax total of $107,499.99 (which is equivalent to 26 weeks of your regular base wages at the regular base wage rate in effect on the Separation Date), payable in equal installments in accordance with the Company’s regular payroll practices and schedule, beginning on the first regular Company pay date that occurs at least five (5) business days following expiration of the Revocation Period (defined below).  These severance installments will be subject to normal deductions for income and employment taxes.  For unemployment compensation purposes, you agree that you will immediately advise the Wisconsin Department of Workforce Development of your receipt of such severance installments;

(B)

Following expiration of the Revocation Period (defined below), the Company will allow you to exercise your 77,500 options that were vested prior to the Separation Date until February 14, 2014, the last trading day that is within the 90-day period following the Separation Date; and

(C)

Following expiration of the Revocation Period (defined below), the Company will not contest your claim for unemployment insurance benefits; provided, however, that the Company may report to the Wisconsin Department of Workforce Development your receipt of the severance installments provided to you pursuant to Paragraph 2(A), above.

(3)

Your Undertakings.  In exchange for the benefits provided to you under Paragraph 2, above, you agree as follows:

(A)

You agree, on behalf of yourself, your heirs, successors, and assigns, to release the Company, its parents, subsidiaries, affiliates and related entities and their respective past and present officers, directors, shareholders, members, partners, agents, insurers, and employees (“Released Parties”), from any claims arising on or before the date you sign this agreement.  This includes, but is not limited to, giving up any claims related in any way to your employment by the Company, the decision to terminate your employment, termination of our employment relationship, and wages and other remuneration, including, but not limited to, any current or former bonus or other incentive plans or programs offered by the Company.  This release of claims includes any claims, whether they are presently known or unknown, or anticipated or unanticipated by you.  Because you are age 40 or older, your acceptance of this agreement also will release any and all claims under the federal Age Discrimination in Employment Act.  You should not construe this reference to age discrimination claims as in any way limiting the general and comprehensive nature of the release of claims provided under this Paragraph 3(A).  You agree to waive and give up any benefit conferred on you by any order or judgment

ARI NETWORK SERVICES, INC 10850 W. Park Place • Suite 1200 Milwaukee, WI 53224 414.973.4300 • Fax: 414-973-4357 www.arinet.com	CALIFORNIA 6101 Ball Road • Suite 309 Cypress, CA 90630 714.220.6300 • Fax: 714.821.3906	VIRGINIA 2900 Sabre Street • Suite 50 Virginia Beach, VA 23452 757.233.8301 • Fax: 757.233.8300	INDIANA 4620 Williamsburg Station Road Floyds Knobs, IN 47119 866.951.6686	ARI EUROPE B.V. Schipholweg 101L • 2316 XC Leiden The Netherlands 31 71 5248030 • Fax: 31 71 5248060 www.arinet.eu issued in connection with any proceeding filed against the Released Parties regarding any claim released in this agreement;

(B)

You acknowledge and agree that your 22,500 options that were unvested immediately prior to the Separation Date were forfeited effective on the Separation Date and are not exercisable by you and that you have no claims with respect to such options;

(C)

You agree that, as a condition of your receipt of the benefits described in Paragraph 2, above, you have returned to the Company all of the records and property of the Company, the Released Parties (defined above) and their customers which you possess or over which you have direct or indirect control, including, but not limited to, all monies, records and files, credit cards, office keys, Company vehicles, cellular telephones, electronically encoded information such as electronic files or computer disks, etc., and any and all passwords associated with any password-protected files or websites used in the course of your employment by the Company (and all copies of such Company property);

(D)

Other than with respect to disclosures required by governmental entities, you agree that you will not disclose directly or indirectly the existence or terms of our agreement concerning these matters to any third party; provided, however, that following your obtaining a promise of confidentiality for the benefit of the Company from your tax preparer, accountant, attorney and spouse, you may disclose the terms of this agreement to such of these individuals who have made such a promise of confidentiality.  This provision shall not prevent you from disclosing such matters in testifying in any hearing, trial or other legal proceeding where you are required to do so;

(E)

You agree that you will not at any time engage in any form of conduct or make any statements or representations, or direct any other person or entity to engage in any conduct or make any statements or representations, that disparage or otherwise impair the reputation, goodwill or commercial interests of the Company; provided, however, that nothing contained in this agreement shall preclude you from providing truthful testimony pursuant to subpoena or other legal process;

(F)

ARI agrees that it will not disparage you or your performance or otherwise take any action which could reasonable be expected to adversely affect your personal or professional reputation.  Similarly, you will not disparage ARI or any of its directors, officers, agents or Executives or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of ARI or any of its directors, officers, agents or employees.

(G)

With respect to the Company’s Trade Secrets and Confidential Information (defined below), you agree as follows:

(i)

Following the Separation Date, you will not directly or indirectly use or disclose any Trade Secrets of the Company.  The term “Trade Secret” has

ARI NETWORK SERVICES, INC 10850 W. Park Place • Suite 1200 Milwaukee, WI 53224 414.973.4300 • Fax: 414-973-4357 www.arinet.com	CALIFORNIA 6101 Ball Road • Suite 309 Cypress, CA 90630 714.220.6300 • Fax: 714.821.3906	VIRGINIA 2900 Sabre Street • Suite 50 Virginia Beach, VA 23452 757.233.8301 • Fax: 757.233.8300	INDIANA 4620 Williamsburg Station Road Floyds Knobs, IN 47119 866.951.6686	ARI EUROPE B.V. Schipholweg 101L • 2316 XC Leiden The Netherlands 31 71 5248030 • Fax: 31 71 5248060 www.arinet.eu that meaning set forth under applicable law.  The term includes, but is not limited to, all computer source, object or other code created by or for the Company;

(ii)

For a period of 24 months following the Separation Date, you will not directly or indirectly use or disclose any Confidential Information of the Company.  The term “Confidential Information” means all non-Trade Secret information of, about or related to the Company or provided to the Company by its customers that is not known generally to the public or the Company’s competitors.  Confidential Information includes, but is not limited to: (a) inventions, product specifications, information about products under development, research, development or business plans, production know-how and processes, manufacturing techniques, operational methods, equipment design and layout, test results, financial information, customer lists, information about orders from and transactions with customers, sales, marketing and acquisition strategies, plans and techniques, pricing strategies, information relating to sources of materials and production costs, purchasing and accounting information, personnel information and all business records; (b) information which is marked or otherwise designated or treated as confidential or proprietary by the Company; and (c) information received by the Company from others which the Company has an obligation to treat as confidential.

(iii)

Notwithstanding the foregoing, the terms “Trade Secret” and “Confidential Information” do not include, and the obligations set forth in this agreement do not apply to, any information which: (a) can be demonstrated by you to have been known by you prior to your employment by the Company; (b) is or becomes generally available to the public through no act or omission by you; (c) is obtained by you in good faith from a third party who discloses such information to you on a non-confidential basis without violating any obligation of confidentiality or secrecy relating to the information disclosed; or (d) is independently developed by you outside the scope of your employment with the Company without use of Confidential Information or Trade Secrets;

(iv)

Nothing in this agreement shall prevent you, after the Separation Date, from using general skills and knowledge gained while you were employed by the Company;

(H)

For two (2) years following the Separation Date, you agree not to directly or indirectly solicit or attempt to solicit any business from any Restricted Customer (defined below) in any manner which competes with the services or products sold or provided by you on behalf of the Company during the twelve (12) months preceding the Separation Date, or to directly or indirectly divert or attempt to divert any Restricted Customer’s business from the Company.  “Restricted Customer” means any individual or entity: (i) for whom/which the Company provided services or products, and (ii) with whom/which you had direct contact on behalf of the Company, or about whom/which

ARI NETWORK SERVICES, INC 10850 W. Park Place • Suite 1200 Milwaukee, WI 53224 414.973.4300 • Fax: 414-973-4357 www.arinet.com	CALIFORNIA 6101 Ball Road • Suite 309 Cypress, CA 90630 714.220.6300 • Fax: 714.821.3906	VIRGINIA 2900 Sabre Street • Suite 50 Virginia Beach, VA 23452 757.233.8301 • Fax: 757.233.8300	INDIANA 4620 Williamsburg Station Road Floyds Knobs, IN 47119 866.951.6686	ARI EUROPE B.V. Schipholweg 101L • 2316 XC Leiden The Netherlands 31 71 5248030 • Fax: 31 71 5248060 www.arinet.eu you acquired non-public information in connection with your employment with the Company, during the twelve (12) months preceding the Separation Date; provided, however, that the term “Restricted Customer” shall not include any individual or entity whom/which, through no direct or indirect act or omission by you, has terminated its business relationship with the Company.

(I)

For two (2) years following the Separation Date, you agree not to directly or indirectly provide Restricted Services (defined below) to any Competitor (defined below) in the geographic area where you provided services on behalf of the Company during the twelve (12) months preceding the Separation Date. “Restricted Services” means services of the kind you provided to the Company during the twelve (12) months preceding the Separation Date.  “Competitor” means any business which sells or provides services or products similar to those provided or sold by the Company during the twelve (12) months preceding the Separation Date;

(J)

For two (2) years following the Separation Date, you agree that you will not directly or indirectly encourage any Company employee to terminate his or her employment with the Company, or solicit such an individual for employment outside the Company in any manner which would end or diminish that employee’s services to the Company; provided, however, that this provision shall not prohibit you from being a reference for any Company employee; and

(K)

With respect to the Company’s Business Ideas (defined below), you agree as follows:

(i)

You agree that the Company owns, and you hereby assign and agree to assign to the Company, all rights in all Business Ideas which you originated or developed either alone or working with others while you were employed by the Company.  All Business Ideas which are or form the basis for copyrightable works are hereby assigned to the Company and/or shall be assigned to the Company or shall be considered “works for hire” as that term is defined by United States copyright law;

(ii)

You agree to promptly disclose all Business Ideas to the Company;

(iii)

 You agree to promptly execute all documents which the Company may reasonably require to perfect its patent, copyright and other rights to such Business Ideas throughout the world;

(iv)

The term “Business Ideas” means all ideas, designs, modifications, formulations, specifications, concepts, know-how, trade secrets, discoveries, inventions, data, software, developments and copyrightable works, whether or not patentable or registrable, which you originated or developed, either alone or jointly with others while you were employed by the Company and which are

ARI NETWORK SERVICES, INC 10850 W. Park Place • Suite 1200 Milwaukee, WI 53224 414.973.4300 • Fax: 414-973-4357 www.arinet.com	CALIFORNIA 6101 Ball Road • Suite 309 Cypress, CA 90630 714.220.6300 • Fax: 714.821.3906	VIRGINIA 2900 Sabre Street • Suite 50 Virginia Beach, VA 23452 757.233.8301 • Fax: 757.233.8300	INDIANA 4620 Williamsburg Station Road Floyds Knobs, IN 47119 866.951.6686	ARI EUROPE B.V. Schipholweg 101L • 2316 XC Leiden The Netherlands 31 71 5248030 • Fax: 31 71 5248060 www.arinet.eu

(a) related to any business known by you to be engaged in or contemplated by the Company; (b) originated or developed during your working hours for the Company; or (c) originated or developed in whole or in part using materials, labor, facilities or equipment furnished by the Company.

(L)

With respect to services provided to ARI, you agree as follows:

 (i)

You agree to provide transitionary services through the severance period as needed via conference call, email or in person meeting.

(4)

Acceptance and Revocation Procedures.  The Company wishes to ensure that you voluntarily agree to the terms contained in this agreement and do so only after you fully understand them.  Accordingly, the following procedures shall apply:

(A)

You agree and acknowledge that you have read this agreement, understand its contents, and may agree to the terms of this agreement by signing and dating it and returning the signed and dated agreement, via Echosign, mail, overnight delivery or hand delivery, so that it is received by Mary L. Pierson, ARI Network Services, Inc., 10850 W. Park Place, Suite 1200, Milwaukee, Wisconsin 53224-3635, on or before 5:00 p.m. Central time on the 22nd calendar date following your receipt of this agreement;

(B)

You agree and acknowledge that, by this agreement, you have been advised by the Company to consult with an attorney prior to signing this agreement and that this agreement provides you with benefits from the Company which, in their totality, are greater than those to which you otherwise would be entitled;

(C)

You understand that this agreement, at Paragraph 3(A), above, includes a final general release;

(D)

You understand that you have seven (7) calendar days after signing this agreement within which to revoke your acceptance of it (“Revocation Period”).  Such revocation will not be effective unless written notice of the revocation is, via mail, overnight delivery or hand delivery, directed to and received by Mary L. Pierson, ARI Network Services, Inc., 10850 W. Park Place, Suite 1200, Milwaukee, Wisconsin 53224-3635, on or before 5:00 p.m. Central time on the first work day following the end of the Revocation Period;

(E)

This agreement will not be binding or enforceable unless you have signed and delivered it as provided in Paragraph 4(A), above, and have chosen not to exercise your revocation rights, as described in Paragraph 4(D), above.  If you give timely notice of your intention to revoke your acceptance of the terms set forth in this agreement, this agreement shall become null and void, and all rights and claims of the parties which would have existed, but for the acceptance of this agreement’s terms, shall be restored; and

ARI NETWORK SERVICES, INC 10850 W. Park Place • Suite 1200 Milwaukee, WI 53224 414.973.4300 • Fax: 414-973-4357 www.arinet.com	CALIFORNIA 6101 Ball Road • Suite 309 Cypress, CA 90630 714.220.6300 • Fax: 714.821.3906	VIRGINIA 2900 Sabre Street • Suite 50 Virginia Beach, VA 23452 757.233.8301 • Fax: 757.233.8300	INDIANA 4620 Williamsburg Station Road Floyds Knobs, IN 47119 866.951.6686	ARI EUROPE B.V. Schipholweg 101L • 2316 XC Leiden The Netherlands 31 71 5248030 • Fax: 31 71 5248060 www.arinet.eu

(F)

You represent and warrant to the Company that in the event you choose to accept the terms of this agreement by signing it, the date and time appearing above your name on the last page of this agreement shall be the actual date and time on which you have signed the agreement.  Notwithstanding your failure to execute this agreement or your revocation of this agreement, the terms of Paragraph 1, above, will continue to apply.

(5)

Miscellaneous.  Should you accept the terms of this agreement, its terms will be governed by the following:

(A)

This agreement constitutes the complete understanding between you and the Company concerning all matters affecting your employment with the Company and the termination thereof.  If you accept this agreement, it supersedes all prior agreements, understandings and practices concerning such matters, including, but not limited to, any Company personnel documents, handbooks, policies, incentive or bonus plans or programs, and any prior customs or practices of the Company;

(B)

You agree and acknowledge that this agreement provides you with benefits from the Company which, in their totality, are greater than those to which you otherwise would be entitled;

(C)

Nothing in the release contained in this agreement should be construed as an admission of wrongdoing or liability on the part of the Company.  The Company denies any liability to you.  Such provision is included merely to wrap up all loose ends between us;

(D)

If any court of competent jurisdiction determines that any of the provisions of Paragraphs 3(F)-(I), above, are invalid or unenforceable, then such invalidity or unenforceability shall have no effect on the other provisions of Paragraphs 3(F)-(I) or this agreement which shall remain valid, binding and enforceable and in full force and effect;

(E)

This agreement and its interpretation shall be governed and construed in accordance with the laws of Wisconsin and shall be binding upon the parties hereto and their respective successors and assigns; and

(F)

In the event that you breach any provision of this agreement, you agree that the Company may suspend all additional payments under this agreement, recover any damages suffered as a result of such breach, and recover from you any reasonable attorneys’ fees or costs it incurs as a result of your breach.  In addition, you agree that the Company may seek injunctive or other equitable relief as a result of a breach by you of any provision of this agreement.

ARI NETWORK SERVICES, INC 10850 W. Park Place • Suite 1200 Milwaukee, WI 53224 414.973.4300 • Fax: 414-973-4357 www.arinet.com	CALIFORNIA 6101 Ball Road • Suite 309 Cypress, CA 90630 714.220.6300 • Fax: 714.821.3906	VIRGINIA 2900 Sabre Street • Suite 50 Virginia Beach, VA 23452 757.233.8301 • Fax: 757.233.8300	INDIANA 4620 Williamsburg Station Road Floyds Knobs, IN 47119 866.951.6686	ARI EUROPE B.V. Schipholweg 101L • 2316 XC Leiden The Netherlands 31 71 5248030 • Fax: 31 71 5248060 www.arinet.eu

This agreement is intended to resolve all outstanding issues between you and the Company in a comprehensive manner.  Should you have any questions, please feel free to contact me.   Although the agreement contains language releasing the Company from claims, the Company maintains, and you understand and acknowledge that the Company maintains, that you have no such claims against the Company or any of the parties covered by the release contained in Paragraph 3(A), above.

Should you have any questions, please feel free to contact me.

Very truly yours,

ARI NETWORK SERVICES, INC.

By:

 /s/ Mary L. Pierson

Mary L. Pierson
Director of Human Resources

I agree with and accept the terms contained in

this agreement and agree to be bound by them.

Dated this  22nd day of November, 2013.

Time:

/s/ Darin R. Janecek

Darin Janecek

ARI NETWORK SERVICES, INC 10850 W. Park Place • Suite 1200 Milwaukee, WI 53224 414.973.4300 • Fax: 414-973-4357 www.arinet.com	CALIFORNIA 6101 Ball Road • Suite 309 Cypress, CA 90630 714.220.6300 • Fax: 714.821.3906	VIRGINIA 2900 Sabre Street • Suite 50 Virginia Beach, VA 23452 757.233.8301 • Fax: 757.233.8300	INDIANA 4620 Williamsburg Station Road Floyds Knobs, IN 47119 866.951.6686	ARI EUROPE B.V. Schipholweg 101L • 2316 XC Leiden The Netherlands 31 71 5248030 • Fax: 31 71 5248060 www.arinet.eu